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EXHIBIT 3.1

ARTICLES OF INCORPORATION
OF
SUNBELT BANCSHARES, INC.

        I, the undersigned natural person of the age of eighteen (18) years or more, acting as incorporator of a corporation under the Texas Business Corporation Act (the "Act"), do hereby adopt the following Articles of Incorporation for such corporation.

ARTICLE I.

        The name of the corporation is Sunbelt Bancshares, Inc.

ARTICLE II.

        The period of its duration is perpetual.

ARTICLE III.

        The corporation is organized for the purpose of engaging in any lawful business permitted by the Act; provided, however, that the corporation shall not engage in any activities prohibited by the Bank Holding Company Act of 1956, as amended.

ARTICLE IV.

        The aggregate number of shares which the corporation shall have authority to issue is ten million (10,000,000) of common stock, par value $0.01 per share.

ARTICLE V.

        The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00), consisting of money, labor done, or property actually received.

ARTICLE VI.

        Except as may be otherwise provided in the Act, no contract, act or transaction of the corporation with any corporation, person or persons, firm, trust or association, or any other organization shall be affected or invalidated by the fact that any director, officer or shareholder of this corporation is a party to, or is interested in, such contract, act or transaction, or in any way connected with any such person or persons, firm, trust or association, or is a director, officer or shareholder of, or otherwise interested in, any such other corporation, nor shall any duty to pay damages on account to this corporation be imposed upon such director, officer or shareholder of this corporation solely by reason of such fact, regardless of whether the vote, action or presence of any such director, officer or shareholder may be, or may have been, necessary to obligate this corporation on, or in connection with, such contract, act or transaction, provided that if such vote, action or presence is, or shall have been, necessary, such interest or connection (other than an interest as a noncontrolling shareholder of any such other corporation) be known or disclosed to the Board of Directors of this corporation.

        Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

ARTICLE VII.

        A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that this article does not eliminate or limit the liability of a director for:

  (a)
  a breach of a director's duty of loyalty to the corporation or its shareholders;

  (b)
  an act or omission not in good faith that constitutes a breach of the duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

  (c)
  a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

  (d)
  an act or omission for which the liability of a director is expressly provided for by statute.

If the Texas Civil Statutes are amended after approval by the corporation's shareholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors or eliminating or limiting the personal liability of officers, the liability of a director or officer of the corporation shall be eliminated or limited to the fullest extent permitted by law. No repeal or modification of this Article VII by the shareholders shall adversely affect any right or protection of a director or officer of the corporation existing by virtue of this Article VII at the time of such repeal or modification.

ARTICLE VIII.

        To the fullest extent permitted by law, this corporation shall indemnify and hold harmless each person who was or is a director or executive officer of this corporation and may indemnify any other person, including any person who was or is serving as a director, officer, fiduciary or other representative of another entity at the request of this corporation, and each such person's heirs and legal representatives, in connection with any actual or threatened action, suit, proceeding, claim, investigation or inquiry, whether civil, criminal, administrative or other, whether brought by or in the name of this corporation or otherwise from and against any and all expenses (including attorneys' fees and expenses), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, proceeding, investigation or inquiry; provided, however, that this corporation shall not indemnify any such officer, director or other person from or against expenses, liabilities, judgments, fines, penalties or other payments incurred (a) in an administrative proceeding or action instituted by an appropriate regulatory agency which proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by such individual in the form of payments to this corporation; or (b) if such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for willful or intentional misconduct in the performance of his duty to the corporation, unless, and only to the extent that the court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper; and provided, further, that a person otherwise entitled to indemnification under this Article shall be entitled to indemnification for expenses incurred in connection with an action brought by such person against this corporation only if (a) such action is a claim for indemnification under this Article and (b) such person prevails in the action for which expenses are claimed or indemnification of expenses is included in any settlement or is awarded by a court. Except as otherwise permitted or contemplated by this Article, the bylaws of this corporation or any agreement, expenses incurred by any person entitled to indemnification under this Article in defending any action, suit, proceeding, investigation or inquiry shall be paid by this corporation in advance of the final disposition thereof upon receipt of an undertaking or agreement, in form and substance satisfactory to the board of directors of this corporation, by or on behalf of such person to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by this corporation as authorized in this Article or otherwise. The indemnification shall continue as to any person who has ceased to have the status entitling such person to indemnification under this Article, whether prior or subsequent to adoption of this Article, and shall inure to the benefit of such person's heirs and legal representatives. Nothing contained herein shall expand the indemnification to which any person is entitled by virtue of any applicable law or regulation, but this

Article shall be construed as expansively as possible consistent with applicable laws and regulations. The board of directors of this corporation may establish rules and procedures, not inconsistent with the provisions of this Article, to implement the provisions of this Article.

ARTICLE IX.

        Any action required by the Act to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares representing not less than the minimum number of votes that would have been necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

ARTICLE X.

        The right to accumulate votes in the election of directors and/or cumulative voting by any shareholder is hereby expressly denied.

ARTICLE XI.

        No shareholder of this corporation shall, by reason of his holding shares of any class of stock of this corporation, have any preemptive or preferential right to purchase or subscribe for any shares of any class of stock of this corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying options, warrants or rights to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of any such shareholder, other than such rights, if any, as the Board, at its discretion, from time to time may grant, and at such price as the Board at its discretion may fix; and the Board may issue shares of any class of stock of this corporation or any notes, debentures, bonds or other securities convertible into or carrying options, or warrants or rights to purchase shares of any class without offering any such shares of any class of such notes, debentures, bonds or other securities, either in whole or in part, to the existing shareholders of any class.

ARTICLE XII.

        The address of its initial registered office is 1445 Ross Avenue, Suite 3200, Dallas, Texas 75202 and the name of its initial registered agent at such address is Richard Holmes.

ARTICLE XIII.

        The number of directors shall be fixed by the bylaws of the corporation, and until changed by the bylaws, shall be one (1); the name and address of the sole director who is to serve until the first annual meeting of the shareholders or until his successor is elected and qualified are as follows:

NAME	ADDRESS
Richard Holmes	1445 Ross Avenue, Suite 3200 Dallas, Texas 75202

The Board of Directors shall have the power to alter, amend or repeal the bylaws of the corporation or to adopt new bylaws.

ARTICLE XIV.

        The name and address of the incorporator are as follows:

NAME	ADDRESS
Geoffrey Kay	Jenkens & Gilchrist, A Professional Corporation 1445 Ross Avenue, Suite 3200 Dallas, Texas 75202

        IN WITNESS WHEREOF, I have hereunto set my hand as of the 18th day of December 2002.

/s/ GEOFFREY S. KAY Geoffrey Kay

DISCLAIMER

        I, the undersigned, being the Incorporator of Sunbelt Bancshares, Inc., a corporation to be organized after these Articles of Incorporation are filed with the Secretary of State of the State of Texas, do hereby disclaim any and all interests in said corporation.

/s/ GEOFFREY S. KAY Geoffrey Kay

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  EXHIBIT 3.1
ARTICLES OF INCORPORATION OF SUNBELT BANCSHARES, INC.